As filed with the Securities and Exchange Commission on March 29, 2016

Registration No. 333-209551

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old National Bancorp

(Exact name of registrant as specified in its charter)

Indiana	6021	35-1539838
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

ONE MAIN STREET, EVANSVILLE, INDIANA 47708, (812) 464-1294

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey L. Knight, Esq.

Executive Vice President,

Corporate Secretary and Chief Legal Counsel

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(812) 464-1294

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael J. Messaglia, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 238-6249	Sven G. Mickisch, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Old National Bancorp (“Old National”) is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the Third Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of Old National against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s Third Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Old National’s Third Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s Third Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains officer and director liability insurance.

Old National’s By-laws contain indemnification provisions to substantially the same effect as in the Third Amended Restated Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit	Description

2.1	Agreement and Plan of Merger between Old National Bancorp and Anchor BanCorp Wisconsin Inc. (included as Annex A to this proxy statement and prospectus).

3.1	Third Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed on October 28, 2013).

Exhibit	Description

3.2	Amended and Restated By-laws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed on July 25, 2014).

5.1*	Opinion of Krieg DeVault LLP regarding legality of the securities being registered.

8.1	Opinion of Krieg DeVault LLP regarding tax matters.

8.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

10.1	Voting Agreement of directors of Anchor BanCorp Wisconsin Inc. dated January 11, 2016 (incorporated by reference to Exhibit 10.1 of Old National’s Current Report on Form 8-K filed on January 12, 2016).

21	Subsidiaries of Old National Bancorp (incorporated by reference to Exhibit 21 of Old National’s Form 10-K filed on February 26, 2016).

23.1*	Consent of Crowe Horwath LLP.

23.2*	Consent of RSM US LLP.

23.3	Consent of Krieg DeVault LLP (included in Exhibits 5.1 and 8.1).

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2).

23.5*	Consent of J.P. Morgan Securities LLC.

24*	Powers of Attorney.

99.1*	Form of Anchor BanCorp Wisconsin Inc. proxy card.

99.2*	Form of Anchor BanCorp Wisconsin Inc. Election and Letter of Transmittal

*	Previously filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 29th day of March, 2016.

OLD NATIONAL BANCORP

/s/ Robert G. Jones
Robert G. Jones
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 29th day of March, 2016.

/s/ Alan W. Braun* Alan W. Braun, Director	/s/ Arthur H. McElwee, Jr.* Arthur H. McElwee, Jr., Director

/s/ Larry E. Dunigan* Larry E. Dunigan, Chairman of the Board of Directors	/s/ James T. Morris* James T. Morris, Director

/s/ Niel C. Ellerbrook* Niel C. Ellerbrook, Director	/s/ Randall T. Shepard* Randall T. Shepard, Director

/s/ Andrew E. Goebel* Andrew E. Goebel, Director	/s/ Rebecca S. Skillman* Rebecca S. Skillman, Director

/s/ Jerome F. Henry, Jr.* Jerome F. Henry, Jr., Director	/s/ Kelly N. Stanley* Kelly N. Stanley, Director

/s/ Robert G. Jones Robert G. Jones, Director, President and Chief Executive Officer (Principal Executive Officer)	/s/ Derrick J. Stewart* Derrick J. Stewart, Director

/s/ Phelps L. Lambert* Phelps L. Lambert, Director	/s/ Linda E. White* Linda E. White, Director

/s/ Katherine E. White* Katherine E. White, Director

/s/ Joan M. Kissel Joan M. Kissel, Senior Vice President and Corporate Controller (Principal Accounting Officer)	/s/ Christopher A. Wolking Christopher A. Wolking, Senior Executive Vice President — Chief Financial Officer (Principal Financial Officer)

*By:	/s/ Jeffrey L. Knight
Jeffrey L. Knight, Attorney-in-Fact

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